Aearo Discloses Results of Operations



     INDIANAPOLIS, August 19, 2004 - Aearo Company I (the 'Company'), one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced that net sales in the three months ended June 30, 2004 increased 12.0% to $97.1 million from $86.7 million in the three months ended June 30, 2003. The increase in net sales was primarily driven by organic growth in the Safety Products and Specialty Composites segments and foreign currency translation. Net sales in the nine months ended June 30, 2004 increased 14.9% to $266.7 million from $232.1 million in the nine months ended June 30, 2003. The increase in net sales was primarily driven by organic growth in the Safety Products and Specialty Composites segments, the impact of the SafeWaze acquisition on March 14, 2003 and foreign currency translation.

     Adjusted EBITDA, defined as earnings before interest, taxes, depreciation, amortization, inventory purchase accounting adjustment, bond call premium expense and other non-cash charges, increased 22.4% to $18.7 million in the three months ended June 30, 2004 from $15.3 million in the three months ended June 30, 2003. A reconciliation of Adjusted EBITDA to net income determined in accordance with accounting principals generally accepted in the United States of America ("GAAP") is set forth below. The increase in Adjusted EBITDA was primarily driven by organic growth in the Safety Products and Specialty Composites segments and the impact of foreign currency translation. Adjusted EBITDA increased 17.4% to $44.9 million in the nine months ended June 30, 2004 from $37.5 million in the nine months ended June 30, 2003. The increase in Adjusted EBITDA was primarily driven by organic growth in the Safety Products and Specialty Composites segments, the impact of the SafeWaze acquisition on March 14, 2003 and the foreign currency translation.

     The Company uses Adjusted EBITDA, as defined above, a non-GAAP financial measure, as a management tool to measure and monitor financial performance and as part of the calculation of Company performance as stated in senior bank facility covenants. While the Company believes Adjusted EBITDA is a useful indicator of its ability to service debt, Adjusted EBITDA should not be considered as a substitute for net income (loss) determined in accordance with GAAP as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity. Investors should be aware that Adjusted EBITDA may not be comparable to similarly titled measures presented by other companies and comparisons could be misleading unless all companies and analysts calculate this measure in the same fashion.

     The Company believes that the most directly comparable financial measure to Adjusted EBITDA in accordance with GAAP is income before provision for income taxes. The following table provides a reconciliation of Adjusted EBITDA to income before provision for income taxes for the three months and nine months ended June 30, 2004 and 2003, respectively:




                                               Three Months Ended      Nine Months Ended
                                                     June 30,               June 30,
                                               ------------------      -----------------
                                                 2004       2003         2004       2003
                                                 ----       ----         ----       ----

Adjusted EBITDA                               $ 18,739   $ 15,315     $ 44,874   $ 37,462


Depreciation                                     3,006      2,812        8,937      8,175
Amortization of intangibles                        101         62          343        194
Other non-cash charges (income), net               (43)       (38)        (410)       254
Inventory purchase accounting                   17,067         --       17,067         --
Bond call premium                                1,532         --        1,532         --
Restructuring                                       --         --       (1,091)        --
Interest                                        10,292      4,737       21,128     14,701
                                              --------   --------     --------   --------
Income (loss) before provision for income
   taxes                                      $(13,216)  $  7,742     $ (2,632)  $ 14,138
                                              =========  ========     =========  ========




     Other non-cash charges are defined as extraordinary gains or losses, or gains or losses from sales of assets other than in the ordinary course of business.


     The Company has scheduled a conference call to discuss its financial results on Monday, August 23, 2004 at 4:00 p.m. EST. A recording of the conference call will be available for 72 hours after the completion of the call. The recording can be accessed by dialing (800) 226-0630.


     Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.

                                      # # #